Exhibit (e)

Amended and Restated
Schedule A
to the
Distribution Agreement
by and between
Ziegler Lotsoff Capital Management Investment Trust
(f/k/a Lotsoff Capital Management Equity Trust)
and
UMB Distribution Services, LLC

Intending to be legally bound, the undersigned hereby amend and restate this Schedule A to the Distribution Agreement, dated October 24, 2003, by and between Ziegler Lotsoff Capital Management Investment Trust and UMB Distribution Services, LLC as follows:

Name of Funds

Ziegler Lotsoff Capital Management Micro Cap Fund
Ziegler Lotsoff Capital Management Long/Short Credit Fund

Dated as of November 14, 2011

ZIEGLER LOTSOFF CAPITAL MANAGEMENT INVESTMENT TRUST

By: /s/ Margaret M. Baer

Name: Margaret M. Baer

Title: Trustee, Secretary and Treasurer

UMB DISTRIBUTION SERVICES, LLC

By: /s/ Peter Hammond

Name:  Peter Hammond

Title:  EVP and Chief Administrative Officer